Exhibit 8.1

October 19, 2020

Netfin Acquisition Corp.

445 Park Avenue, 9th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as United States counsel to Netfin Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the transactions contemplated by the Business Combination Agreement, dated July 29, 2020 (as amended on August 28, 2020, the “Agreement”), by and among the Company, Netfin Holdco, a Cayman Islands exempted company (“Holdco”), Netfin Merger Sub, a Cayman Islands exempted company (“Netfin Merger Sub”), MVR Netfin LLC, a Nevada limited liability company, as the representative of Netfin, IKON Strategic Holdings Fund, a Cayman Islands exempted company (“IKON”), and Symphonia Strategic Opportunities Limited, a Mauritius private company limited by shares (“SSOL”, and together with IKON, the “Stockholders” and each a “Stockholder”), pursuant to which (i) immediately prior to the Closing, Netfin Merger Sub will merge with and into Netfin, with Netfin continuing as the surviving company (the “Netfin Merger”), as a result of which, (a) Netfin will become a wholly-owned subsidiary of Holdco and (b) each issued and outstanding ordinary share of Netfin shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one ordinary share of Holdco and each outstanding warrant to purchase ordinary shares of Netfin will become exercisable for ordinary shares of Holdco on identical terms, and (ii) at the Closing, Holdco will acquire all of the issued and outstanding shares of Triterras Fintech Pte. Ltd, a Singapore private company limited by shares, from the Stockholders in exchange for a combination of Cash Consideration, Holdco Ordinary Shares, and Earnout Share Consideration, if any (the “Business Combination”)

Reference is made to the Registration Statement on Form F-4 of Holdco, including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or otherwise in connection with the transactions effected pursuant to the Agreement and other transaction documents. The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations contained therein, the statements in the Registration Statement set forth under the caption “The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations,” to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ White & Case LLP